Exhibit 4.23

Dr John Friend

23 August 2023

By email:	[***]

Dear John

I refer to your appointment as Chief Executive Officer of Kazia Therapeutics Limited effective on 1 May 2023.

This letter sets out the amendments to your existing contract of employment as Chief Medical Officer (Existing Contract) dated 20 September 2021, specifically in relation to:

•	your roles and responsibilities in your role of Chief Executive Officer; and

•	your remuneration.

Unless as otherwise set out in this letter, all terms set out in your Existing Contract remain applicable.

The amended terms of your employment are set out below:

Position

Your role as Chief Executive Officer (CEO) of Kazia Therapeutics Limited involves the following roles and responsibilities:

Role Purpose

•

The CEO drives the strategy for the company and leads the executive team in driving development and growth plans through prioritization of current and future assets in development as well as support the Board.

•

The CEO reports to the Board of Directors and plays a pivotal role in defining and advancing the company’s strategy, providing leadership that enables Kazia Therapeutics to leverage its outstanding product pipeline and existing external team of clinical trialists.

•

Important areas of focus include ensuring appropriate investment decisions are made around the portfolio, ensuring the company has sufficient long term financial runway for supporting its ambitions, delivering a focused and professional business plan, and building the already excellent reputation of the science, medicine portfolio, and team into a world-class biotechnology company.

Key Responsibilities

Provide overall strategic leadership and management of Kazia Therapeutics covering:

•	Leading the Executive Team and delivering the key performance indicators of the business.

•	Communicate the compelling story to the investor community on the strategy of the company, as well as nurturing existing and new investors.

•	Growing the value of the pipeline, advancing its novel medicines towards the market through delivery of pipeline advances and shifts to the next stage of development of the portfolio.

Kazia Therapeutics Limited ABN 37 063 259 754

Three International Towers, Level 24, 300 Barangaroo Avenue, Sydney NSW 2000 Australia

T +61 2 9472 4101 E info@kaziatherapeutics.com

www.kaziatherapeutics.com

•	Developing and leading a high-performance management team and creating an environment in which all employees will reach their potential.

•	Developing and maintaining strong relationships with employees from US and Australian locations.

•	Creating and communicating a vision for the business and winning support for that vision from all stakeholders and investors.

•	Developing and leading all finance raising activities and efforts in the event of another fundraising round and/or public offering.

•	Representing the company as the principal spokesperson to all external stakeholders and continuing to build the profile of the business internationally.

•	Enrich the visibility of the company through personal involvement with key industry constituents and active participation in appropriate meetings and conferences.

•	Generating a solid financial position through managing potential revenue and royalty growth, cost structure and retaining a solid cash and financial position.

•

Strategic and operational leadership in Kazia Therapeutics setting the future direction and strategy as it enters its next exciting stage of evolution and growth, specifically prioritizing Kazia Therapeutics’ assets for further development.

•	Reporting on all financial and operational progress in accordance with the standard required by a publicly listed company.

Salary

Your updated compensation as CEO is set out in Attachment 1 of this letter.

Yours sincerely

/s/ Steven Coffey
Steven Coffey

On behalf of the Board of Kazia Therapeutics Limited

Accepted and agreed by:

/s/ John E. Friend II
John E. Friend II

Date: 23 August 2023

Attachment 1 (updated compensation for role of CEO):

Base Salary	US$ 555,000 per annum.
Short Term Incentives	Up to 60% of base salary per annum, subject to attainment of key performance objectives.
Long Term Incentives	3,000,000 options under Kazia’s Employee Share Option Plan (as set out in your Option Letter dated 1 May 2023).
Notice Period

Your Employment is ‘at will’ and you may resign your employment with the Company at any time.

In the event of termination by the company, change of control, or resignation for good reason, you are entitled to severance in the amount of six to twelve months’ compensation.